Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Summary Historical Financial Data” and “Selected Historical Financial Data” and to the use of our report dated March 6, 2010 (except for Notes 9, 18 and 19, as to which the date is November 19, 2010), in the Registration Statement (Form S-4 No. 333-     ) and related Prospectus of SquareTwo Financial Corporation for the offer to exchange all its outstanding 11.625% Senior Secured Lien Notes due 2017.

/s/ ERNST & YOUNG LLP

Denver, Colorado

November 19, 2010